Contact:	Aric Spitulnik	Harriet Fried
	TESSCO Technologies Incorporated	LHA
	Chief Financial Officer	212-838-3777
	410-229-1419	hfried@lhai.com
spitulnik@tessco.com

TESSCO Reports Second Quarter Earnings of $0.55 per Share

Quarterly Dividend of $0.18 Declared

HUNT VALLEY, MD, OCTOBER 23, 2013, TESSCO (NASDAQ: TESS)

●	Revenues were $147 million and core revenues* grew 5% compared to Q2 FY2013.
●	Operating margin increased to 5.2% compared to 4.4% last year.
●	EBITDA** was $1.06 per share.
●	FY 2014 EPS guidance raised to $1.90 - $2.10.
●	Aric Spitulnik elected to position of Chief Financial Officer.

TESSCO, Your Total Source® for the product and value chain solutions to build, use and maintain wireless systems, today reported its second quarter results for the period ended September 29, 2013.

TESSCO reported second quarter revenue of $146.5 million, and net income of $4.6 million or $0.55 per share.

“TESSCO made great progress again this quarter in the transition of our business to focus solely on being a total solutions provider, and in the replacement of the $213 million in annual revenues we generated from a third party logistics relationship that ended in fiscal 2013,” said Chairman and CEO Robert B. Barnhill, Jr.

“Our 59 percent growth in purchases from our public carrier customers, and the 22 percent growth in sales of our Ventev® proprietary products demonstrate that our customers recognize the benefit of a partner that can bring the right products and solutions together to deliver everything that is required, when and where it is needed at the lowest total cost.

“Our goal is to expand this level of success into our other customer markets, namely industrial and enterprise system operators, government, and resellers. Our confidence in achieving this goal is high because of the strength of our value proposition, product offering, marketing, sales and delivery strategies, and the new opportunities in the expanding world of voice, data and video wireless connectivity.”

Mr. Barnhill concluded, “I am also very pleased to announce that Aric Spitulnik has been elected to the position of Chief Financial Officer.  Over the past year, Aric – who joined TESSCO in 2000 and has served as the Company’s controller since 2005 – has taken a heightened role in all financial and strategic areas of our business.  We are delighted to recognize his contribution and talent with this appointment and are confident that his in-depth knowledge and experience will contribute to TESSCO’s continued success.”

Second-Quarter Fiscal 2014 Financial Results
For our fiscal 2014 second quarter, revenues totaled $146.5 million as compared to $197.2 million in the 2013 quarter, which included revenue from the since transitioned 3PL relationship, and $139.6 million in the 2013 quarter excluding revenues from that relationship. Core revenues* grew 5 percent from the prior-year period. The public carrier market produced 59 percent revenue growth as compared to the prior-year period, and the commercial dealer and reseller market produced 2 percent revenue growth. Revenues from the retailer, independent dealer agent and carrier market fell by 13 percent, while revenues from the private & government system operators decreased by 9 percent. Sales of our Ventev® design and manufacturing division, which supplies products into all of our markets, grew 22 percent as compared to the same quarter last year.

Second-quarter fiscal 2014 gross profit was $36.5 million compared to $38.6 million in last year’s second quarter, which included a $4.6 million gross profit contribution from the transitioned 3PL business. Largely due to the transition of the low-margin 3PL business, gross margin increased to 24.9 percent in this year’s second quarter from 19.6 percent in last year’s period.

Selling general and administrative (SG&A) expenses were $28.9 million, compared to $29.9 million in last year’s second quarter, primarily due to a reduction in expenses associated with the transitioned 3PL business. Operating margin rose to 5.2 percent from 4.4 percent in the prior-year quarter.

EBITDA** totaled $8.9 million, or $1.06 per diluted share, in the second quarter of fiscal 2014, as compared to $10.0 million, or $1.21 per diluted share, in the prior-year quarter.

Net income and diluted earnings per share totaled $4.6 million and $0.55 in the second quarter of fiscal 2014, respectively, as compared to $5.3 million and $0.64 in the prior-year quarter, respectively.

For the first half of fiscal 2014, TESSCO reported revenues of $290.6 million and net income of $8.9 million, or $1.06 per diluted share.  These results compare to revenues of $389.7 million and net income of $9.5 million, or $1.15 per diluted share, for the first half of fiscal 2013.  EBITDA** for the first half of fiscal 2014 totaled $17.0 million, or $2.04 per share, compared to $18.2 million, or $2.20 per share, for the first half of fiscal 2013.

Quarterly Cash Dividends
The Board of Directors declared a quarterly cash dividend of $0.18 per common share payable on November 20 2013 to holders of record on November 6, 2013.

Any future declaration of dividends, and the establishment of record and payment dates, is subject to further determinations of the Board of Directors.

Business Outlook
The Company raised its earnings per diluted share guidance for fiscal 2014 to a range of $1.90 to $2.10 from a range of $1.75 to $2.05.  As TESSCO’s fiscal year progresses and visibility increases, management may review and update its financial targets as appropriate.

Forecasting future results is inherently difficult for any business, and actual results may differ materially from those forecasted. The nature of our business is that we typically ship products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company's current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Second-Quarter Fiscal 2014 Conference Call
Management will host a conference call to discuss its second-quarter-2014 results on Thursday, October 24, 2013 at 10:00 a.m. ET. To participate in the conference call, please call 877-280-4957 (domestic call-in) or 857-244-7314 (international call-in) and reference code #58255259.

A live webcast of the conference call will be available at http://www.tessco.com/go/pressroom. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 2:00 p.m. ET on October 24, 2013 until 11:59 p.m. ET on October 31, 2013 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #40014034. An archived replay of the conference call will also be available on the company’s website at www.tessco.com/go/corporatepresentations.

Chief Financial Officer
Mr. Spitulnik, age 42, graduated from the State University of New York at Buffalo in 1994 with a BS/MBA accounting degree.  He was employed as an accounting professional for several public accounting firms before joining TESSCO in 2000.  Mr. Spitulnik was appointed controller in 2005 and a vice president in 2006. In 2012, he assumed the role of principal accounting officer and was appointed corporate secretary.  As chief financial officer, Mr. Spitulnik will manage the Company’s financial operations and support the Company’s growth strategies.

Thomas (“Ted”) Perez, age 39, who has been with TESSCO for six years in various accounting roles, will follow Mr. Spitulnik as the Company’s controller.  Mr. Perez holds a Bachelor of Science degree in accounting and an MBA with a finance concentration, both from Loyola University, and previously worked for several large public companies as well as the public accounting firm PricewaterhouseCoopers LLP.

*Core Revenues
“Core revenues” are our total revenues other than and excluding revenues related to the major 3PL relationship with a Tier 1 Carrier that transitioned at the completion of fiscal year 2013.  The amount of “core revenues” for a given period is determined by subtracting from total revenues, any revenues related to the major 3PL relationship for the corresponding period.  There are no revenues related to this relationship in fiscal 2014, and thus, total revenues and core revenues are the same for fiscal 2014.

**Non-GAAP Information
EBITDA, a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges), is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA as well as EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA and EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the Company’s diluted weighted average shares outstanding. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company's loan agreements. The definition of EBITDA as used in the Company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO
TESSCO Technologies Incorporated (NASDAQ: TESS), is Your Total Source® for making wireless work. The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating opportunities and challenges at an unprecedented rate. TESSCO is there, thinking in new ways for exceptional outcomes for customers TESSCO architects and delivers, with innovation, productivity and speed, the product and value chain solutions to organizations responsible for building, using and maintaining wireless broadband systems.

Forward-Looking Statements
This press release, including the statements of Robert Barnhill and the discussion under the heading “Business Outlook,” contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Revenues	$146,526,000	$144,108,800	$197,238,300	$290,634,800	$389,656,500
Cost of goods sold	110,033,200	108,670,900	158,613,300	218,704,100	315,538,300
Gross profit	36,492,800	35,437,900	38,625,000	71,930,700	74,118,200
Selling, general and administrative expenses	28,903,400	28,474,100	29,887,000	57,377,500	58,449,400
Income from operations	7,589,400	6,963,800	8,738,000	14,553,200	15,668,800
Interest , net	67,000	54,600	12,000	121,600	69,400
Income before provision for income taxes	7,522,400	6,909,200	8,726,000	14,431,600	15,599,400
Provision for income taxes	2,941,300	2,617,000	3,457,100	5,558,300	6,124,000
Net income	$4,581,100	$4,292,200	5,268,900	8,873,300	9,475,400

Basic earnings per share	$0.56	$0.53	$0.66	$1.09	$1.19
Diluted earnings per share	$0.55	$0.51	$0.64	$1.06	$1.15

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	September 29,2013	March 31, 2013
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$3,230,500	$4,468,000
Trade accounts receivable, net	75,059,700	82,177,600
Product inventory	66,221,700	60,913,600
Deferred tax assets	6,220,200	6,227,300
Prepaid expenses and other current assets	2,613,000	3,482,300
Total current assets	153,345,100	157,268,800

Property and equipment, net	22,788,400	23,202,000
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,132,200	2,144,500
Total assets	$189,950,400	$194,300,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$58,815,400	$65,209,300
Payroll, benefits and taxes	7,395,000	11,678,500
Income and sales tax liabilities	2,368,600	2,530,700
Accrued expenses and other current liabilities	1,072,600	1,048,900
Revolving line of credit	--	--
Current portion of long-term debt	249,900	249,700
Total current liabilities	69,901,500	80,717,100

Deferred tax liabilities	3,951,800	3,951,800
Long-term debt, net of current portion	2,331,300	2,458,300
Other long-term liabilities	4,112,100	4,370,200
Total liabilities	80,296,700	91,497,400

Shareholders’ Equity:
Preferred stock	--	--
Common stock	94,000	91,500
Additional paid-in capital	52,843,400	50,481,600
Treasury stock, at cost	(49,866,700)	(48,438,300)
Retained earnings	106,583,000	100,667,800
Accumulated other comprehensive loss	--	--
Total shareholders’ equity	109,653,700	102,802,600

Total liabilities and shareholders’ equity	$189,950,400	$194,300,000

TESSCO Technologies Incorporated
Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net income	$4,581,100	$4,292,200	$5,268,900	$8,873,300	$9,475,400
Add:
Provision for income taxes	2,941,300	2,617,000	3,457,100	5,558,300	6,124,000
Interest, net	67,000	54,600	12,000	121,600	69,400
Depreciation and amortization	1,261,300	1,212,900	1,247,200	2,474,200	2,495,100
EBITDA	$8,850,700	$8,176,700	$9,985,200	$17,027,400	$18,163,900
EBITDA per diluted share	$1.06	$0.98	$1.21	$2.04	$2.20

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended September 29, 2013	Six months ended September 29, 2013
	Total	Total
Market Revenues
Public Carriers, Contractors & Program Managers	$40,948	$78,331
Private & Government System Operators	31,059	58,952
Commercial Dealers & Resellers	36,433	72,477
Retailer, Independent Dealer Agents & Carriers	38,086	80,875
Revenue, excluding Major 3PL relationship	146,526	290,635
Major 3PL relationship	--	--
Total revenues	146,526	290,635

Gross Profit
Public Carriers, Contractors & Program Managers	9,015	16,909
Private & Government System Operators	8,377	16,178
Commercial Dealers & Resellers	10,093	20,340
Retailer, Independent Dealer Agents & Carriers	9,008	18,504
Gross profit, excluding Major 3PL relationship	36,493	71,931
% of revenues	24.9%	24.7%
Major 3PL relationship	--	--
Total gross profit	36,493	71,931
% of revenues	24.9%	24.7%

Direct expenses	17,797	35,412
Segment net profit contribution	18,696	36,519
% of revenues	12.8%	12.6%
Corporate support expenses*	11,174	22,087
Income before provision for income taxes	$7,522	$14,432
% of revenues	5.1%	5.0%

Growth Rates Compared to Prior Year Period:
Revenues
Public Carriers, Contractors & Program Managers	58.6%	70.9%
Private & Government System Operators	-9.4%	-7.7%
Commercial Dealers & Resellers	2.2%	7.8%
Retailer, Independent Dealer Agents & Carriers	-13.1%	-4.9%
Revenue, excluding Major 3PL relationship	5.0%	10.9%
Major 3PL relationship	-100.0%	-100.0%
Total revenues	-25.7%	-25.4%

Gross Profit
Public Carriers, Contractors & Program Managers	60.0%	67.5%
Private & Government System Operators	-9.3%	-7.0%
Commercial Dealers & Resellers	3.0%	9.4%
Retailer, Independent Dealer Agents & Carriers	-4.0%	2.4%
Gross profit, excluding Major 3PL relationship	7.1%	12.1%
Major 3PL relationship	-100.0%	-100.0%
Total gross profit	-5.5%	-3.0%

Direct expenses	-1.6%	0.2%
Segment net profit contribution	-9.0%	-5.8%
Corporate support expenses*	-5.4%	-4.7%
Income before provision for income taxes	-13.8%	-7.5%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands)

	Three months ended September 29, 2013	Six months ended September 29, 2013
Revenues
Base station infrastructure	$67,888	$137,429
Network systems	21,838	40,901
Installation, test and maintenance	12,588	22,350
Mobile device accessories	44,212	89,955
Total revenues	146,526	290,635

Gross Profit
Base station infrastructure	18,765	37,654
Network systems	3,745	7,563
Installation, test and maintenance	2,780	5,130
Mobile device accessories	11,203	21,584
Total gross profit	$36,493	71,931
% of revenues	24.9%	24.7%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	19.0%	29.4%
Network systems	-1.5%	2.5%
Installation, test and maintenance	3.7%	-1.9%
Mobile device accessories	-58.3%	-59.3%
Total revenues	-25.7%	-25.4%

Gross Profit
Base station infrastructure	12.0%	20.8%
Network systems	-5.9%	-1.0%
Installation, test and maintenance	-1.6%	-4.4%
Mobile device accessories	-25.6%	-27.9%
Total gross profit	-5.5%	-3.0%